Exhibit 10.71

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”) is made the 25 day of June, 2010 (“Effective Date”) by and between ADA-ES, Inc., a Colorado corporation (“ADA”) and Arch Coal, Inc., a Delaware corporation (“Arch Coal,” and together with ADA, the “parties”).

WHEREAS, ADA develops and implements technologies for emission control for coal-fired boilers;

WHEREAS, Arch Coal is in the business of mining and selling coal from the Powder River Basin in Montana and Wyoming (“PRB”) and other areas and controlling coal handling facilities;

WHEREAS, the U.S. Environmental Protection Agency is in the process of promulgating final rules setting emissions standards for hazardous air pollutants (“HAPs”), including those toxic metals specified on Schedule 2 hereto (“Toxic Metals”) based on Maximum Achievable Control Technology (the “Regulations”);

WHEREAS, ADA owns and is developing technologies for additives that may be applied to coal mined from the PRB for the reduction of Toxic Metals emissions from burning that coal in coal-fired boilers and for the enhancement of the marketability of such coal (the “Purpose”); and

WHEREAS, ADA and Arch desire for ADA to evaluate, test, demonstrate and further develop such technologies for the Purpose, and Arch desires to license such technologies for the Purpose on the terms and conditions set forth herein.

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the mutual covenants set forth below, ADA and Arch Coal hereby agree as follows:

1. DEFINITIONS. The following terms shall have the following meanings:

1.1. “Additional IP” has the meaning set forth in Section 3.7.

1.2. “Additives” means all additives that may be applied to coal using the Licensed Technology for the Purpose.

1.3. “Affiliate,” with respect to a party, means a corporation, partnership or other entity controlling, controlled by or under common control with such party. For purposes of this Section 1.2, “control” means ownership, directly or indirectly, of more than fifty percent (50%) of the voting or other equivalent rights in such entity. As of the date of this Agreement, the Affiliates of each party are as set forth on Exhibit B-1 (for ADA) and Exhibit B-2 (for Arch Coal), and, in the event a party desires to include a newly acquired or formed affiliate of such party as an “Affiliate” hereunder after the Effective Date, such party shall promptly amend the respective schedule for that party to add such Person as an Affiliate. Notwithstanding anything to the contrary contained herein, no Person shall be an Affiliate of Arch Coal for purposes of this Agreement if such Person is a direct or indirect competitor of ADA in the clean coal technology business, and no licenses granted hereunder shall license any Person that is not an Affiliate as defined herein.

1.4. “Confidential Information” means all information and material disclosed by one party or its representatives (“Disclosing Party”) to the other party or its representatives (“Receiving Party”) that is designated in writing, at or before the time of disclosure, as proprietary or confidential, or provided under circumstances reasonably indicating that the information or material is proprietary or confidential. “Confidential Information” is deemed to include any process, technique, algorithm, formula or method; any computer program (source and object code), design, drawing, data, research results, work in process and documentation; any engineering, manufacturing, marketing, servicing, financing or personnel material; and any other information or material relating to the Disclosing Party’s present or future products, sales, suppliers, clients, customers, employees, investors or business, in each case, whether in oral, written, graphic, electronic or other form.

*	indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission

ADA-ES – Arch Coal Development and License Agreement

Confidential and Proprietary

1.5. “Control,” with respect to Technology or other rights, means the possession by a party of the right to grant licenses or sublicenses to, or otherwise distribute, such Technology or other rights to the other party without (a) violating the terms of any agreement or other legally binding arrangement of such party with a third party or any binding laws or regulations, or (b) giving rise to a legal obligation of such party to pay royalties, fees or other monetary consideration to a third party (except for payments by such party to an Affiliate or to an employee of such party or an Affiliate), unless the other party agrees to pay (or have paid) such consideration to the third party or agrees to reimburse (or have reimbursed) such party for the payment.

1.6. “Coordinator” means a qualified representative of a party designated by such party in a Statement of Work as project coordinator to be responsible for supervising and coordinating the implementation of a Statement of Work.

1.7. “Developed Technology” means any Technology that is developed by or for ADA specifically for the Purpose and applicable within the Field of Use, whether or not patentable or registrable. Developed Technology includes the Technology that is set forth in a Statement of Work under this Agreement, and also includes subsequent Improvements to Developed Technology, but excludes (i) any Existing Technology and any Technology developed by ADA pursuant to a grant from a governmental agency or other Person where the purpose of ADA’s work for such other Person is not substantially similar to the Purpose, the terms of which prohibit such Technology from being licensed to Arch Coal and its Affiliates under this Agreement and (ii) any Technology that ADA excludes from Developed Technology in accordance with Section 9.1 of this Agreement.

1.8. “Development Costs’ has the meaning set forth in Section 4.1.

1.9. “Documentation” means all documentation and other supporting technical information and materials, in whatever medium recorded, necessary or useful for Use of the Licensed Technology.

1.10. “Enhanced Coal” means any coal mined from the PRB on which the Additives have been applied in the Field of Use.

1.11. “Existing Technology” means the Technology owned by ADA as of the Effective Date, as further described on Schedule 1 hereto.

1.12. “Field of Use” means the application of the Additives to coal mined from the PRB where such Additives are applied (i) at mines and sites (including coal processing sites) in the PRB owned or controlled by Arch Coal or its Affiliates (whether such coal is mined by Arch Coal or its Affiliates or is mined by third parties and purchased by Arch Coal or its Affiliates), or (ii) during transportation from such mines or sites to the first delivery point (i.e. during the originating mode of transportation by train, railcar or other methods).

1.13. “Force Majeure” means an act of God, war, hostilities, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, containers or transportation for some reason beyond such party’s reasonable control; labor trouble, strike, lockout or injunction; compliance with governmental laws, regulations, or orders; breakage or failure of machinery or apparatus; or any other cause whether or not of the class or kind enumerated above, including, but not limited to, a severe economic decline or recession, which prevents or materially delays the performance of this Agreement in any material respect arising from or attributable to acts, events, non-happenings, omissions, or accidents beyond the reasonable control of such party.

1.14. “Improvements” means all improvements or enhancements to the Licensed Technology, which will automatically and without any further action on the part of ADA or Arch Coal, become part of the Developed Technology, except for those improvements or enhancements that are excluded therefrom by ADA pursuant to Section 9.1 of this Agreement.

1.15. “Indemnitees” shall have the meaning set forth in Section 8.1.

1.16. “Index Price” means the fob mine price determined from time to time by Arch Coal in good faith by reference to third-party sales of coal (other than Enhanced Coal) mined from the PRB for similar delivery schedules or, in the event of no such sales, industry accepted market price indices for such coal.

1.17. “Initial License Fee” has the meaning set forth in Section 4.1.

ADA-ES – Arch Coal Development and License Agreement

Confidential and Proprietary

1.18. “IP Rights” means any rights with respect to intellectual property and includes, as required by the context, patents, patent applications and other patent rights (including any continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, extensions or modifications for any of the foregoing) in any jurisdiction; copyrights, moral rights and all other rights in works of authorship corresponding to the foregoing in any jurisdiction, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; trade secrets and other rights with respect to Confidential Information, including the right to limit the use or disclosure thereof by any person, in any jurisdiction; other rights with respect to inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology; and other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and any similar, corresponding or equivalent rights to any of the foregoing; and all rights under any license or other arrangement with respect to the foregoing; but, unless otherwise expressly provided herein or necessary to otherwise effect the transfer or license of IP Rights contemplated by this Agreement or otherwise effect the purposes of this Agreement, excluding any Trademark, trade name or similar rights with respect to identification of source or origin.

1.19. “Licensed Technology” means the Existing Technology and the Developed Technology.

1.20. “Limited Territory” means, collectively, (i) mine sites located in the PRB and (ii) during transportation from mines or sites located in the PRB to the first delivery point (i.e. during the originating mode of transportation by train, railcar or other methods).

1.21. “Losses” shall have the meaning set forth in Section 8.1.

1.22. “Net Sales Price” means the gross sales price billed or invoiced by Arch Coal or its Affiliates for sales of Enhanced Coal to non-Affiliates less the following items (but only to the extent such items have been deducted from the corresponding Index Price): (i) discounts from the Index Price or quality adjustments actually granted; (ii) credits or refunds by reason of rejections, defects, recalls or returns or because of retroactive price reductions (not to exceed the original billing or invoice amount); (iii) rebates required by government regulations; (iv) royalties (but not including any royalties due to ADA hereunder); (v) excise, sales, use or value added taxes, severance, black lung and reclamation fees and taxes or other similar federal, state or local taxes or royalties (but excluding taxes based on the net income of Arch Coal or its Affiliates); and (vi) transportation and handling charges, including insurance; to the extent that any of the items in clauses (iii), (iv), (v), or (vi) are included in the gross sales price.

1.23. “Nonexclusivity Date” has the meaning set forth in Section 4.1.

1.24. “Ongoing Royalty” shall have the meaning set forth in Section 4.1

1.25. “Outside the Field of Use” means the application of Additives (i) to coal mined from the PRB where such Additives are applied at locations other than at coal mines or during transportation from mines to the first delivery point (i.e. during the originating mode of transportation by train, railcar or other methods) or (ii) to coal mined from any location other than the PRB.

1.26. “Patents” means: (i) any patents and patent applications in the United States or Canada disclosing or claiming all or part of the Licensed Technology for the Purpose (excluding those patents listed in Section 1.32 as excluded from the Technology), and (ii) any reissues or continuations, continuations-in-part, divisional, reissues, reexaminations, renewals, extensions or modifications relating to any of the preceding patents and patent applications. ADA agrees to use its reasonable efforts to identify the Patents in writing by to Arch Coal from time to time.

1.27. “Person” means any natural person, corporation, partnership, limited liability company, trust or other entity.

1.28. “PRB” means the Powder River Basin.

1.29. “Premium” has the meaning set forth in Section 4.1.

1.30. “Statement of Work” means the plan for the evaluation of the Existing Technology and research and development of the Developed Technology conducted under the terms and conditions of this Agreement attached hereto as Exhibit A (the “Initial Statement of Work”), as may be amended from time to time by written agreement of the parties, and any future such plans in the format attached hereto as Exhibit A, including, as applicable, the

ADA-ES – Arch Coal Development and License Agreement

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specification of schedules, milestones, deliverables, budgets, cost estimates, hourly rates, acceptance criteria and acceptance testing procedures executed by the parties hereto or by their respective Affiliates and specifically stating that such plans are Statements of Work subject to the terms and conditions of this Agreement.

1.31. “Supply Agreement” has the meaning set forth in Section 4.2.

1.32. “Technology” means technical information, designs, drawings, specifications, schematics, software programs, manuals and other documentation, data, databases, processes, methods of production and other related information and materials, whether tangible or intangible, together with any IP Rights relating thereto, for additives to coal for the Purpose; provided, however that notwithstanding anything herein to the contrary, Technology shall in no event or circumstance include:

(a) any products or methods for the purpose of reducing NOx and mercury emissions from cyclone coal-fired boilers, whether owned by ADA or licensed by ADA now or hereafter, that are (i) covered by any valid claim(s) contained in (1) U.S. Patent No. 6,773,471 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on August 10, 2004; (2) U.S. Patent No. 6,729,248 B2 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” issued on May 4, 2004; (3) Patent Application No. 10/209,083 entitled “Low Sulfur Coal Additive for Improved Furnace Operation” filed July 30, 2002; (4) U.S. Provisional Patent Application Serial No. 60/730,971 entitled “Additives for Catalysis of Mercury Oxidation in Coal-Fired Power Plants” filed October 27, 2005; and (5) any and all continuations, continuations-in-part, and divisionals, and all patents issuing which are based on such applications, and all reissues, reexaminations, or extensions of such patents, as well as any foreign counterparts, continuations, continuations-in-part or divisions thereof and patents and patent applications on any improvements, advancements, modifications, revisions or developments that are developed by or for ADA, together with any other patents (U.S. or foreign and even if not listed herein) that share a common claim of priority with said patents or that, as mutually agreed upon in good faith by the parties, cover inventions substantially similar to said patents (collectively the “Prior Patents”), (ii) products, processes or methods developed using the Prior Patents or the technical information, ideas, concepts, confidential information, trade secrets, know-how, discoveries, inventions, processes, methods, formulas, source and object codes, data, programs, other works of authorship, improvements, developments, designs and techniques related to the reduction of NOx and mercury emissions from cyclone coal-fired boilers other than as embodied in the Prior Patents that are owned or controlled by ADA and that are necessary or desirable to use the Prior Patents (the “Prior Patents Related Know-How”), as well as any Prior Patents Related Know-How developed or acquired by ADA based on the knowledge contained in the Prior Patents, whether or not such Prior Patents Related Know-How becomes the subject of a patent application, (iii) those modifications, revisions, derivations, updates, enhancements and improvements of the Prior Patents and the Prior Patents Related Know-How that are related to the reduction of NOx and mercury emissions from cyclone boilers that are conceived, discovered, created or developed by or on behalf of ADA; or (iv) Technology that would be included in the foregoing definition as applicable to a business in respect of which ADA or any Affiliate or licensee of ADA or an ADA Affiliate shall have “placed in service” a refined coal production facility for the production of “refined coal” in accordance with Section 45 of the Internal Revenue Code of 1986, as amended, to be used to reduce NOx and mercury emissions in cyclone coal-fired boilers; or

(b) all intellectual property and proprietary rights currently used in the activated carbon manufacturing business as presently conducted by ADA through its affiliated entity ADA Carbon Solutions, LLC (the “Activated Carbon Business”), including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trade secrets and confidential business information (including research and development, know-how, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), and (iii) all rights to use all of the foregoing and all other rights in, to, and under the foregoing that are necessary to the operation of the Activate Carbon Business.

1.33. “Territory” means the United States and Canada and any other countries approved in writing by ADA except where prohibited by applicable law.

ADA-ES – Arch Coal Development and License Agreement

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1.34. “Third Party Technology” means Technology that is not owned or Controlled by ADA or Arch Coal or any of their Affiliates.

1.35. “Total Investment” has the meaning set forth in Section 4.1.

1.36. “Trademarks” means: (a) the trademarks, trade names and service marks used by a party, whether registered or unregistered; (b) the respective stylistic marks and distinctive logotypes for such trademarks, trade names and service marks; and (c) such other marks and logotypes as either party may designate from time to time to the other party by written notice.

1.37. “Use,” with respect to the Licensed Technology, means make, have made, use, sell, offer to sell, import, practice or otherwise dispose of Enhanced Coal.

2. DEVELOPMENT ACTIVITIES

2.1. Coordinators. Each party may change the Coordinator designated in a Statement of Work upon ten (10) calendar days’ prior written notice to the other party.

2.2. Statements of Work. The parties have executed the Initial Statement of Work and may at any time and from time to time enter into additional Statements of Work or waive, modify or amend a Statement of Work by written agreement signed by each party.

2.3. Activities. ADA shall conduct each evaluation, research, experimentation, development, implementation or other work specified in a Statement of Work to be performed by ADA substantially in accordance with such Statement of Work and in a professional and workmanlike manner in accordance with industry standards.

2.4. Meetings. From time to time upon reasonable prior notice from a party, the other party shall make its Coordinator available to meet at mutually acceptable times and locations, or make contact via telephone, to discuss the progress and results of Statement of Work activities.

2.5. Records; Audits. ADA shall maintain accurate records, in accordance with generally accepted accounting principles, for the calculation of each element of the amounts to be paid by Arch Coal under the applicable Statement of Work, including time records, if applicable, and shall maintain such records for at least two (2) years following the termination of this Agreement. ADA shall electronically transmit such records to Arch Coal within thirty calendar (30) days of any request therefor, and Arch Coal or its representatives may designate an independent certified public accounting firm to review and audit such records at ADA’s offices during normal business hours, for the purpose of verifying the accuracy of payments made by Arch Coal to ADA under the applicable Statement of Work, provided, however, that such review and audit with respect to any calendar year may be conducted only on or before the June 30th immediately following the end of such calendar year. Any such audit shall occur upon at least fifteen (15) calendar days prior written notice to ADA. The disclosure of records by ADA and any such audit shall be subject to ADA’s security and confidentiality requirements, including the confidentiality provisions of ADA’s contracts. The report of the accounting firm shall include detailed calculations as to how it determined whether or not there was an overpayment or underpayment by Arch Coal to ADA under the applicable Statement of Work and the amount of such overpayment or underpayment. If such audit reveals an overpayment by Arch Coal, ADA shall promptly refund the amount of such overpayment. If such audit reveals an underpayment by Arch Coal, Arch Coal agrees to promptly pay ADA the amount of such underpayment. Arch Coal shall bear the expense of each such audit, unless an audit reveals an overpayment by Arch Coal equal to 5% or more of the amount found to be due, in which event ADA shall, in addition to refunding such overpayment, reimburse Arch Coal for the reasonable costs of the audit up to the amount of the overpayment.

3. TECHNOLOGY OWNERSHIP AND LICENSES

3.1. Existing Technology License. ADA hereby grants to Arch Coal and its Affiliates an exclusive, nontransferable (except as set forth in Section 11.3) license to Use the Existing Technology in the Field of Use in the Territory. Such license may be terminated only as set forth in Sections 10.1, 10.2 or 10.3.

3.2. Ownership and License of Developed Technology. As between ADA and Arch Coal, ADA shall own all right, title and interest in the Developed Technology and all IP Rights embodied therein, and title to all applicable statutory IP Rights issued thereon shall, as between ADA and Arch Coal, be held solely and exclusively by ADA. ADA hereby grants to Arch Coal and its Affiliates an exclusive, nontransferable (except as set forth in Section 11.3) license to Use the Developed Technology in the Field of Use in the Territory during the term of this Agreement. Such license may be terminated only as set forth in Sections 10.1, 10.2 or 10.3, but such license shall become nonexclusive as set forth in Section 4.1.

ADA-ES – Arch Coal Development and License Agreement

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3.3. Documentation License. ADA hereby grants to Arch Coal and its Affiliates a non-exclusive, nontransferable (except as set forth in Section 11.3), license to reproduce and distribute copies of the Documentation (provided that all of ADA’s or its Affiliates’ Trademarks and IP Rights notices are reproduced in or on such copies) for use by Arch Coal in the marketing, offer and sale of the Enhanced Coal in the Field of Use in the Territory during the term of this Agreement. Such license shall continue in effect for so long as the licenses under Section 3.1 and 3.2 are in effect, but such license shall become nonexclusive as set forth in Section 4.1.

3.4. Trademarks. If and to the extent that a Statement of Work expressly provides for the use by one party of the other party’s name, logo or Trademarks now or hereafter associated with the Licensed Technology, the party owning such name, logo or Trademarks hereby grants to the other party a nonexclusive, nontransferable (except as set forth in Section 11.3), license to Use for the Field of Use in the Territory its name and logo and the Trademarks associated therewith in the form provided to the other party or as otherwise approved in writing in advance by the other party solely for the purposes and to the extent expressly specified by such Statement of Work. The use of each party’s name and logo and the Trademarks associated therewith (including any goodwill generated by such use) by the other party shall inure to the benefit of the party owning such name, logo and Trademarks.

3.5. No Sublicenses. Neither Arch Coal nor any of its Affiliates may grant to any third party a sublicense to the Licensed Technology. Arch Coal and each of its Affiliates may manufacture, produce, market, distribute, sell, offer for sale, import or otherwise dispose of the Enhanced Coal solely for Arch Coal and its Affiliates and shall not Use the Licensed Technology (other than on behalf of Arch Coal and its Affiliates) or otherwise make use of the Licensed Technology for the benefit of a third party. Arch Coal shall be responsible for the compliance of its Affiliates with the obligations and restrictions set forth in this Agreement as if such Affiliate had signed this Agreement, and Arch Coal shall fully indemnify and hold ADA harmless from and against any Losses resulting from the breach of this Agreement by any Arch Coal Affiliate, notwithstanding that such Affiliate has not signed this Agreement and is not a party hereto.

3.6. Third Party Technology. ADA shall not incorporate any Third Party Technology into the Developed Technology unless Arch Coal has previously agreed in writing on the incorporation of such Third Party Technology into the Developed Technology and the allocation of responsibility for any associated royalties or license fees.

3.7 Right to License Additional IP. If during the term of this Agreement ADA acquires or develops any Technology other than the Developed Technology for the Purpose (the “Additional IP”), ADA shall promptly advise Arch Coal in writing thereof and shall provide such technical information related thereto, including consultation at reasonable times and on reasonable notice with ADA’s personnel having expertise in the Technology, on a confidential basis to Arch Coal, that is sufficient for Arch Coal to evaluate such Additional IP, provided, however, that, in the event ADA is restricted from providing any technical information related to such Additional IP, ADA shall notify Arch Coal of such restriction and ADA and Arch Coal shall negotiate in good faith to determine the information that ADA shall disclose to Arch Coal related to such Additional IP. With respect to each item of the Additional IP as to which ADA had advised Arch Coal in accordance with the preceding sentence, ADA shall offer to Arch Coal and its Affiliates a exclusive, nontransferable (except as set forth in Section 11.3) license to Use such Additional IP in the Limited Territory on such additional terms as the parties may mutually agree, including, if agreed to, in a different the field of use (provided that ADA shall not be obligated to offer to Arch Coal any Additional IP Outside the Field of Use). If ADA’s rights in such Additional IP are less than those described in the immediately preceding sentence, then ADA shall only be obligated to offer the maximum rights that ADA has with respect to such Additional IP. Arch Coal shall advise ADA within thirty (30) calendar days after receiving an offer to license such Additional IP (including the material terms of such license and technical information related thereto as is reasonably necessary for Arch Coal to evaluate such Additional IP in accordance with the first sentence of this paragraph, as determined by ADA in its reasonable judgment or as reasonably requested by Arch Coal), whether Arch Coal wishes to license such Additional IP from ADA on the offered terms. If Arch Coal does not accept ADA’s offer to license such Additional IP within such thirty (30) calendar day period, and the parties have not otherwise reached an agreement within such period through good-faith negotiations, then ADA may grant a license to any other person or entity to Use such Additional IP for the Purpose, including in the Field of Use, so long as the terms of such license are collectively no more favorable to such third party than the

ADA-ES – Arch Coal Development and License Agreement

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terms offered to, or the best terms offered by, Arch Coal during the course of such negotiations, which means that price, while it will be the most significant factor in determining whether terms are more favorable, alone shall not be the sole determinant as to whether the terms offered to a third party are more favorable than the terms offered to, or the best terms offered by, Arch Coal during such negotiations.

3.8. Proprietary Rights. Except as otherwise set forth herein, ADA and its licensors own and shall retain all right, title and interest, including all IP Rights, in and to the Licensed Technology, Additional IP, Documentation and ADA’s Trademarks. Unless and until the licenses granted to Arch Coal and its Affiliates under Section 3 become nonexclusive as set forth in Section 4.1, ADA shall not have the right to Use, or to license any third party to Use, the Licensed Technology for the application of the Additives to coal mined from the PRB where such Additives are to be applied in the Limited Territory. Notwithstanding anything herein to the contrary, ADA shall have the unrestricted right to Use the Licensed Technology and the Additional IP and to license any third party to Use the Licensed Technology and the Additional IP Outside the Field of Use without notice to Arch Coal and without Arch Coal’s prior consent, except that ADA agrees to charge third parties royalties at a rate at least * above the Ongoing Royalty (as defined in Section 4.1) to the extent the Licensed Technology is licensed to third parties for the Purpose. Arch Coal and its Affiliates shall have only those rights to Use ADA’s Trademarks, the Documentation and the Licensed Technology as are expressly granted to it under this Agreement. Arch Coal shall not, and Arch Coal shall cause its Affiliates not to at any time file any application to register, patent or otherwise claim ownership of the Licensed Technology anywhere in the world or engage in any activity or provide any assistance, directly or indirectly including through an Affiliate, representative or agent, challenging ADA’s ownership, or the validity of ADA’s IP Rights in the Licensed Technology, Additional IP, Documentation or Trademarks or restricting the scope thereof.

3.9. Proprietary Rights Notices. Arch Coal shall not, and Arch Coal shall cause its Affiliates not to, remove from, cover over or prevent from being displayed ADA’s IP Rights notices printed on, embedded in or displayed by the Licensed Technology. Arch Coal and ADA acknowledge that the existence of such notices does not mean that the Licensed Technology or the trade secrets and Confidential Information therein have been published or otherwise made public. Arch Coal or its Affiliates, as applicable, shall affix any applicable Patent numbers to the literature, packaging and the like that accompany the Enhanced Coal in a manner that (i) is sufficient to give proper legal notice under the applicable patent laws that the Licensed Technology is covered by one or more Patents as may be applicable, and (ii) does not amount to false marking under or is otherwise inconsistent with such applicable patent laws. ADA shall have sole responsibility with respect to the Patent markings or notices, or absence thereof, in literature, packaging and the like prepared by ADA and provided to Arch Coal or its Affiliates in writing.

3.10. Filings. ADA shall have the sole right to submit any documentation, application, filing, registration or the like required to perfect or, with respect to copyright registrations, to enforce, ADA’s interest in the Licensed Technology under statutory IP Rights protection mechanisms in its name as owner of the Licensed Technology and all IP Rights embodied in the Licensed Technology and shall pay all expenses with respect thereto. So long as the licenses granted to Arch Coal and its Affiliates hereunder are in effect, ADA agrees (a) to notify Arch Coal in writing reasonably in advance if ADA proposes to seek a re-examination or reissue of any Patent that would narrow the claims of such Patent applicable to the Use of the Licensed Technology, or if ADA proposes to abandon, or discontinue the prosecution or maintenance of, any IP Rights protection for the Licensed Technology, in order for Arch Coal to determine whether Arch Coal believes that such re-examination, reissue, abandonment, or discontinuation would adversely affect Arch Coal’s rights under this Agreement and (b) to negotiate with Arch Coal in good faith with respect to any proposals that Arch Coal may submit to ADA with respect thereto.

3.11. Restrictions. Except as permitted by this Agreement, Arch Coal shall not, and Arch Coal shall cause its Affiliates not to, without ADA’s prior consent, reproduce all or any portion of the Licensed Technology or make, have made or prepare derivative works based on any Licensed Technology.

3.12. Materials. ADA shall provide to Arch Coal, within thirty (30) calendar days of any request from Arch Coal, copies of the documentation, evaluation and testing materials relating to the Licensed Technology (in written and, where available, machine-readable form) and any other information and materials reasonably necessary for Arch Coal and its Affiliates to Use the Licensed Technology in the Field of Use in the Territory and to enable Arch Coal and its Affiliates to comply with any environmental or other laws and regulations.

ADA-ES – Arch Coal Development and License Agreement

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3.13. No Other Obligations. Arch Coal hereby acknowledges and agrees that, except as expressly set forth herein, ADA shall have no obligation whatsoever to provide support, training, revisions, updates, upgrades, improvements, enhancements or any other assistance of any kind to Arch Coal or its Affiliates in connection with the Licensed Technology.

3.14. ADA Obligations to Arch Coal Affiliates. Notwithstanding anything to the contrary contained in this Agreement, the parties understand and agree that all actions required of ADA hereunder shall be sufficient and in compliance with this Agreement if such actions are taken with Arch Coal only, and that separate and/or duplicative actions shall not be required of ADA with respect to any Arch Coal Affiliate.

4. PAYMENTS

4.1. License Fees. In consideration for the licenses granted in Section 3, Arch Coal shall pay ADA an initial, non-refundable license fee in cash in the amount of two million dollars ($2,000,000) the (“Initial License Fee”) concurrently with the execution of this Agreement, plus the Ongoing Royalty (as defined below). As used in this Agreement, the “Premium” means *. As used in this Agreement, “Total Investment” means the sum of (A) the Initial License Fee, plus (B) all amounts paid by Arch Coal to ADA for evaluation, research and development activities of ADA under the Initial Statement of Work and all subsequent Statements of Work under this Agreement (collectively, the “Development Costs”), plus (C) the amount needed to yield a * annual return on the Total Investment. From and after such time as the aggregate of the Premiums received by Arch Coal equals the Total Investment, Arch Coal shall pay to ADA a royalty (the “Ongoing Royalty”) equal to *% of the Premium received by Arch Coal or its Affiliates; provided, however, that the Ongoing Royalty shall not exceed $1.00 per ton of Enhanced Coal sold by or on behalf of Arch Coal and its Affiliates. Notwithstanding anything in this Agreement to the contrary, if Arch Coal does not purchase Additives from ADA under the Supply Agreement during either (X) the three-year period commencing on the earlier of (i) January 1, 2015 or (ii) the date which the Regulations become effective and require reduction of Toxic Metals included in HAPs (such three-year period being the “Initial Period”) or (Y) any continuous three year period beginning on the day following the last day on which Arch Coal purchase Additives from ADA during the Initial Period, then the licenses granted in Sections 3.1 and 3.2 shall automatically become non-exclusive as of end of the first such three-year period during which Arch Coal failed to purchase Additives (the “Nonexclusivity Date”), and such licenses shall remain non-exclusive from that point forward.

4.2. Purchase of Additives. During the term of this Agreement, Arch Coal will purchase all Additives from ADA pursuant to the terms of a Supply Agreement to be entered into between the parties in substantially the form attached hereto as Exhibit C (the “Supply Agreement”), with Exhibit C to be substituted with the Supply Agreement in the form .

4.3. Reports; Payment. Arch Coal will account for all Premiums, the Initial License Fee, the Development Costs and the *% return referred to in Section 4.1 and provide such accounting to ADA for each month by the tenth (10th) calendar day of the second month following the end of such month commencing in the month when Arch Coal first makes any sale of Enhanced Coal. (By way of illustration, the accounting for the month of June will be due by August 10th.) Ongoing Royalties shall be paid on a quarterly basis, no later than thirty-four (34) calendar days following the end of a calendar quarter, and shall be accompanied by a royalty report, which shall describe quantity and gross sales price of Enhanced Coal, evidence of (i) the then-current Index Price for non-Enhanced Coal, (ii) any deduction from and/or adjustments to the gross sales price as provided in the definition of Net Sales Price, and (iii) the calculation of Ongoing Royalties remitted. If Arch Coal fails to make any payment pursuant to this Agreement within the time specified herein, Arch Coal shall pay interest at a rate of one and one half percent (1.5%) per month on the unpaid balance finally determined to be due, payable from the due date until fully paid, and shall pay all costs of collection, including reasonable attorneys’ fees. The foregoing payment of interest shall not affect ADA’s right to terminate this Agreement in accordance with Section 10.

4.4. Records; Audits. Arch Coal shall maintain accurate records, in accordance with generally accepted accounting principles, for the calculation of each element of the Total Investment, including copies of sales contracts that reflect the pricing for non-Enhanced Coal from time to time during the term of this Agreement, and shall maintain such records for at least two (2) years following the termination of this Agreement. Arch Coal shall electronically transmit such records to ADA within thirty calendar (30) days of any request therefor, and ADA or its representatives may designate an independent certified public accounting firm to review and audit such records at

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Arch Coal’s offices during normal business hours, for the purpose of verifying the accuracy of payments of Ongoing Royalties made by Arch Coal to ADA, provided, however, that such review and audit with respect to any calendar year may be conducted only on or before the June 30th immediately following the end of such calendar year. Any such audit shall occur upon at least fifteen (15) calendar days prior written notice to Arch Coal. The disclosure of records by Arch Coal and any such audit shall be subject to Arch Coal’s security and confidentiality requirements, including the confidentiality provisions of the coal sale contracts with the customers of Arch Coal or its Affiliates. The report of the accounting firm shall include detailed calculations as to how it determined whether or not there was an overpayment or underpayment by Arch Coal to ADA of Ongoing Royalties and the amount of such overpayment or underpayment. If such audit reveals an overpayment by Arch Coal, ADA shall promptly refund the amount of such overpayment. If such audit reveals an underpayment by Arch Coal, Arch Coal agrees to promptly pay ADA the amount of such underpayment, together with interest as provided in Section 4.3. ADA shall bear the expense of each such audit, unless an audit reveals an underpayment by Arch Coal equal to 5% or more of the amount found to be due, in which event Arch Coal shall, in addition to reimbursing ADA for such underpayment, reimburse ADA for the costs of the audit up to the amount of such underpayment.

4.5. Taxes. Each party agrees to pay or reimburse the other party for all excise, sales, use or value added, withholding or other taxes on any property or services provided by such other party (excluding only taxes based on net income), or shall supply appropriate tax exemption certificates in form satisfactory to the taxing authority.

5. CONFIDENTIAL INFORMATION

5.1. Restrictions. Each party acknowledges and agrees that the Confidential Information constitutes and contains valuable proprietary information and trade secrets of the other party, and embodies substantial creative efforts and confidential information, ideas and expressions of the other party. Each party agrees: (a) to protect the Confidential Information from unauthorized dissemination and use; (b) to use the Confidential Information only for the performance of its obligations and in connection with the exercise of its rights hereunder; (c) not to disclose any Confidential Information to any of its financing sources, employees, agents or contractors other than those persons who are aware of the confidentiality obligations imposed by this Section 5.1, and have entered into written confidentiality agreements with such party or are otherwise subject to obligations that require such persons to comply with confidentiality obligations no less restrictive than the requirements set forth in this Section 5.1 and provide that the other party shall be a third party beneficiary of such agreements; (d) not to disclose or otherwise provide to any third party, without the prior consent of the other, any Confidential Information; (e) to undertake whatever action is necessary to prevent or remedy (or authorize the other to do so in its name) any breach of its confidentiality obligations set forth herein or any other unauthorized disclosure of any Confidential Information by its current or former employees, agents or contractors; and (f) not to remove or destroy any proprietary or confidential legends or markings placed upon or contained within any Confidential Information. Without limiting the foregoing, each party shall treat the Confidential Information of the other with at least the same degree of care as it would its own highly confidential information, but in any event with not less than a reasonable degree of care.

5.2. Exclusions. Neither party shall have any obligation as to Confidential Information that it proves (a) is required to be disclosed by an order or judgment of any court or governmental body provided that the Disclosing Party gives reasonable notice of such order or judgment to the other party prior to making such disclosure; (b) is required to be disclosed pursuant to any law or regulation, provided that the Disclosing Party has received advice of its counsel that such disclosure is required, has given reasonable notice to the other party in advance of such disclosure and seeks confidential treatment of such information from the entity to which the disclosure is made; (c) is or becomes generally available to the public through any means other than a breach by the Receiving Party of its obligations under this Agreement; (d) is developed independently by the Receiving Party without the use of the Confidential Information or was in possession of the Receiving Party without obligations of confidentiality prior to receipt under this Agreement; or (e) is required to be disclosed by a party to enforce its rights under this Agreement.

6. DISCLAIMER

EXCEPT FOR THE EXPRESS WARRANTIES IN SECTION 9, NO PARTY MAKES, AND NO PARTY RECEIVES, ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. Unless expressly set forth in this Agreement, nothing herein shall be construed as: (a) a representation, warranty, or admission by ADA as to the

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validity, scope or enforceability of any Patents; (b) a representation or warranty by ADA that the Use of the Licensed Technology or Enhanced Coal will be free from infringement of patents other than any Patents; or (c) a representation or warranty as to the accuracy or suitability of any information disclosed or claimed in any Patents to produce a successful product. Determination of the commercial efficacy and suitability of the subject matter of any Patents’ intended uses, as disclosed in such Patents, is to be made solely by Arch Coal.

7. LIMITATION OF LIABILITY

WITH THE EXCEPTION OF ANY WILLFUL MISCONDUCT OR GROSS NEGLIGENCE BY A PARTY OR A BREACH OF SECTION 5 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT. EXCEPT TO THE EXTENT ARISING FROM FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE CUMULATIVE LIABILITY OF ADA WILL NOT EXCEED THE AMOUNT OF LICENSE FEES AND ROYALTIES THAT ADA RECEIVED UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE DATE THE CAUSE OF ACTION ARISES OR SHOULD REASONABLY HAVE BEEN DISCOVERED.

8. INDEMNIFICATION; INFRINGEMENT CLAIMS

8.1. Indemnification. Each party, as to clauses (a) and (b) below, and ADA, as to clause (c) below, shall defend, indemnify and hold harmless the other party and its Affiliates and their respective officers, employees, directors, shareholders, representatives, customers, contractors, licensees, agents, successors and assigns (the “Indemnitees”) from and against any liabilities, losses, damages, costs, fines, penalties, interest, and expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees) on account of any third party claim, suit, action, demand, or proceeding made or brought against any Indemnitee (collectively, “Losses”), arising out of or resulting from (a) the willful misconduct or gross negligence of such party or its Affiliates, including the officers, employees, directors, shareholders, representatives, agents, successors or assigns of such party or its Affiliates, (b) the breach of any representation, warranty or covenant of such party in this Agreement (including the breach of a party’s representation, warranty or covenant by such party’s Affiliate and irrespective of whether the Affiliate of such party is party to this Agreement)) and (c) any third party claim alleging that the Licensed Technology or the Use thereof infringes any U.S. or Canadian patent or misappropriates any trade secrets of such third party. Notwithstanding the foregoing, ADA shall not have any liability whatsoever under clause (c) for, and Arch Coal shall defend, indemnify and hold harmless ADA and its Indemnitees from and against, Losses arising out of or resulting from any third party claim alleging that the Licensed Technology or the Use thereof infringes any U.S. or Canadian patent to the extent that such third-party claim is based on (i) Use of the Licensed Technology by or Arch Coal or its Affiliates other than in strict accordance with (A) the reasonable written specifications provided by or on behalf of ADA in furtherance of the Purpose and the Field of Use and (B) the terms of this Agreement, (ii) the combination of the Licensed Technology or the Use thereof by Arch Coal or its Affiliates with other third party items, provided that (A) such combination was not approved or recommended by ADA and (B) such infringement would not have occurred but for such combination, (iii) any modification or other alteration of any kind whatsoever of the Licensed Technology or any part thereof by or for Arch Coal or its Affiliates that was not approved or recommended by ADA.

8.2. Procedures. The party requesting to be indemnified shall give the indemnifying party notice of the claim, suit or proceeding promptly after commencement thereof, provided that the failure to provide such notice shall only affect a party's obligations to indemnify the other if and to the extent the indemnifying party is adversely impacted by such failure. The indemnified party shall give the indemnifying party sole authority to defend and/or resolve any such claim, suit or proceeding and shall provide the indemnifying party with all reasonable assistance requested by the indemnifying party in connection with the defense and/or resolution of any such claim, suit or proceeding, at the indemnifying party’s expense. The indemnifying party may not settle any claim, suit or proceeding described in Section 8.1 without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. The indemnified party shall have the right, at its own expense, to appoint its own counsel to participate in any claim, suit or proceeding, and the indemnifying party shall cooperate with the indemnified party and such counsel.

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8.3. Patent Infringement by Others. If Arch Coal comes to know of any suspected infringement of any Patent of ADA relating to the Licensed Technology, Arch Coal shall promptly notify ADA to that effect, identifying the infringer and nature of the infringement, and whether Arch Coal desires for ADA to sue the infringer. ADA shall respond to Arch Coal’s notice in writing within sixty (60) calendar days after receipt thereof, stating whether ADA will pursue the infringer. If ADA pursues the infringer, it shall have sole control of such proceedings and of the terms of any settlement thereof, provided that such settlement is consistent with the terms of this Agreement, including the exclusivity of the licenses granted to Arch Coal and its Affiliates under Section 3. If the infringement involves use of the Licensed Technology for the Purpose in the Field of Use and (a) ADA states that it intends to pursue the infringer but the infringement continues to exist three (3) months after ADA’s notice to Arch Coal and the infringer is not then negotiating a settlement with ADA, and ADA has not filed a patent infringement lawsuit against the infringer or (b) if ADA initiates settlement negotiations or a patent infringement lawsuit against the infringer but fails to diligently pursue such negotiations or claim, Arch Coal may do so in the name and on behalf of ADA. Alternatively, if the infringement involves use of the Licensed Technology for the Purpose in the Field of Use and ADA states in its notice to Arch Coal that it does not intend to pursue the infringer, then ADA shall either (i) authorize Arch Coal in such notice, to the extent permitted by law, at Arch Coal’s sole expense, to protect the Patents from infringement by prosecuting such infringer in the name and on behalf of ADA, or (ii) state the reasons for ADA’s good faith determination that prosecuting the infringer is not reasonably necessary, proper or justified. If the infringement continues to exist three (3) months after ADA’s notice to Arch Coal authorizing Arch Coal to prosecute the infringer and the infringer is not then negotiating a settlement with Arch Coal, or if Arch Coal initiates settlement negotiations or a patent infringement lawsuit against the infringer but fails to diligently pursue such negotiations or claim, ADA may do so. If Arch Coal is prohibited by law from initiating or carrying on such a suit, action or other proceeding in ADA’s name against any third party for infringement of a Patent, then ADA shall initiate such suit, action or other proceeding upon Arch Coal’s written request at Arch Coal’s expense and with counsel of Arch Coal’s choice, and ADA shall conduct such suit, action or other proceeding as directed by Arch Coal for so long as Arch Coal pays for all of ADA’s fees and expenses in connection therewith on a timely basis.

8.4. Cooperation by ADA. For the purpose of any proceedings by Arch Coal referred to in Section 8.3, ADA shall permit the use of its name by Arch Coal and shall execute such documents and carry out such other acts as Arch Coal may reasonably request, at Arch Coal’s expense. If any legal proceedings are initiated and carried on by Arch Coal under Section 8.3 to enforce any Patent against any alleged infringer, ADA shall fully cooperate with and supply all assistance reasonably requested by Arch Coal. Arch Coal shall reimburse ADA for all expenses (including reasonable legal and professional services fees) incurred by ADA in providing such assistance and cooperation as are requested by Arch Coal. Arch Coal shall promptly provide ADA with copies of all pleadings, filings, written discovery materials, court orders and any other material written documentation relevant to such proceedings and otherwise keep ADA informed as to all material developments in such proceedings. Arch Coal shall have sole control of such proceedings but must obtain ADA’s prior written consent to the terms of any settlement thereof, which consent shall not be unreasonably withheld or delayed. ADA shall be entitled to counsel in such proceedings but at its own expense, subject to reimbursement pursuant to Section 8.5 below.

8.5. Distribution of Recovery. Any recovery obtained from third parties as the result of proceedings initiated or carried on by Arch Coal under Section 8.3, or by ADA under the last sentence of Section 8.3, whether by way of settlement or otherwise, shall be distributed as follows: (i) first, for reimbursement of any and all fees and expenses incurred by the parties in such proceedings and, with respect to ADA, not previously reimbursed by Arch Coal pursuant to Section 8.4, (ii) then, to the extent that damages are awarded for lost profits and/or a reasonable royalty based on hypothetical lost sales, the parties shall divide the remaining balance of any such damages in proportion to the amounts each party would have received under the terms of this Agreement if such hypothetical lost sales had actually occurred, and (iii) last, to the extent that damages are awarded other than for lost profits and/or a reasonable royalty (e.g., punitive damages), the parties shall share equally the remaining amount of any such damages. Any recovery obtained from third parties as the result of proceedings initiated or carried on by ADA under Section 8.3 (other than under the last sentence of Section 8.3) will be retained by ADA.

8.6. Remedial Action. If ADA receives a third party claim of infringement or misappropriation of its IP Rights by the Licensed Technology, ADA shall promptly notify Arch Coal of such claim, and Arch Coal and ADA shall promptly confer and diligently cooperate in determining the actions to be taken as with respect to the Licensed Technology with respect to such third party claim. If a court of competent jurisdiction determines that the Licensed Technology or the Use thereof infringes the IP Rights of a third party or enjoins the Use thereof by Arch Coal, then

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ADA, at its sole expense, shall use its reasonable best efforts to (a) procure for Arch Coal the right to continue Using the Licensed Technology pursuant to this Agreement, (b) modify the Licensed Technology to render it non-infringing without impairing in any material respect its functionality or performance, or (c) replace the Licensed Technology with a replacement that is non-infringing and the functionality and performance of which is substantially similar to the Licensed Technology. The provisions of Section 8 state each party’s entire liability, and the other party’s exclusive remedy, for any claim of infringement or misappropriation as to the Licensed Technology.

9. REPRESENTATIONS AND WARRANTIES

9.1. Technology. Subject to the last sentence hereof with respect to Developed Technology included in the Licensed Technology, ADA represents, warrants and covenants to Arch Coal that: (a) the Existing Technology is, and to its actual knowledge the Developed Technology will be, either the original work of ADA or that of a third party or parties from which ADA has received rights to make such uses of the Developed Technology as may be necessary for the purposes to be made of it by Arch Coal hereunder, and, neither such Existing Technology nor the Use thereof infringes or misappropriates any IP Rights of any third party, and neither the Developed Technology nor the Use thereof will infringe or misappropriate any IP Rights of any third party ; (b) to the extent that any Existing Technology has been, or any Developed Technology will be, developed or created by any person, and by law the rights of those persons are not owned by ADA, ADA has or will have a written agreement with such person with respect thereto providing that ADA thereby has or will have ownership of, or the right to use, all such Existing Technology and Developed Technology and the IP Rights with respect thereto for any purpose for which rights are to be granted to Arch Coal hereunder; and (c) ADA has not previously granted and shall not grant any rights with respect to the Licensed Technology that conflict with the rights and licenses granted to Arch Coal and its Affiliates under this Agreement. ADA may exclude one or more specific elements of what would otherwise be Developed Technology from this paragraph by giving written notice to Arch Coal from time to time, describing in reasonable detail the Developed Technology to be so excluded; and any such excluded element(s) shall not be or become a part of the Developed Technology for any purpose under this Agreement, provided, however, that such exclusion shall not apply if ADA practices such Developed Technology in the regular conduct of its own business or grants any license to a third party to practice such Developed Technology

9.2. Other. Each party represents, warrants and covenants to the other party that (a) it has full power and authority to enter into this Agreement; (b) this Agreement constitutes such party’s valid and legally binding obligation, enforceable against such party in accordance with its terms and (c) the execution, delivery and performance of this Agreement does not and shall not contravene or constitute a default under, and is not and shall not be inconsistent with, any judgment, decree or order, or any contract, agreement or other undertaking, applicable to such party.

10. TERM; TERMINATION

10.1. Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated pursuant to Section 10.2 or 10.3.

10.2. Termination for Default. ADA may terminate this Agreement upon written notice to Arch Coal if Arch Coal materially breaches Sections 3.5 (No Sublicenses) or 3.8 (Proprietary Rights), or willfully materially breaches Section 5 (Confidential Information) or 11.3 (Assignment), of this Agreement, or fails to make a payment by the date on which such payment is due in accordance with this Agreement and, in either case, fails to correct such breach or failure within five (5) business days following its receipt of written notice from ADA specifying such breach or failure, or if such breach (if other than a failure to pay) is susceptible of correction but Arch Coal cannot correct such breach within five (5) business days using commercially reasonable efforts, such termination shall be effective upon the earlier of (a) Arch Coal failing to diligently pursue such correction or (b) thirty (30) calendar days after receipt of such written notice from ADA. In the event that ADA materially breaches Sections 3.1 (Existing Technology License), 3.2 (Ownership and License of Developed Technology) or 3.3 (Documentation License), or willfully materially breaches Sections 5 (Confidential Information) or 11.3 (Assignment), of this Agreement, and fails to correct such breach within five (5) business days following its receipt of written notice from Arch Coal specifying such breach, or if such breach is susceptible of correction but ADA cannot correct such breach within five (5) business days using commercially reasonable efforts, upon the earlier of (x) ADA failing to diligently pursue such correction or (y) thirty (30) calendar days following receipt of such notice from Arch Coal, the licenses

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granted to Arch Coal and its Affiliates under Section 3 shall become fully paid-up, perpetual and irrevocable, without any further obligation of Arch Coal to pay Ongoing Royalty hereunder. Either party may terminate this Agreement upon written notice to the other party if the other party materially breaches any other material term of this Agreement and, if such breach is capable of being corrected within such time period, fails to correct such breach within thirty (30) calendar days following written notice specifying such breach. Each party shall notify the other party within ten (10) calendar days of its becoming aware of any breach of the terms of this Agreement by the other party, provided that the failure to provide such notice within such period shall only affect a party’s right to exercise its rights under this Section 10 if and to the extent the indemnifying party is adversely impacted by such failure.

10.3. Other Termination. Either party may terminate this Agreement upon written notice to the other party if the other party: (a) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (b) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition, or makes a general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within ninety (90) calendar days after the institution thereof

10.4. Effect. The provisions of Sections 2.5, 4.3, 4.4, 4.5, 5, 6, 7, 8, 10.4 and 11 shall survive and continue after any termination or expiration of this Agreement. In the event of any termination of this Agreement under Section 10.2 or 10.3, all Statements of Work and all licenses shall automatically terminate except that Arch Coal may continue to sell any Enhanced Coal in its inventory as of the date of termination following such termination, until all such inventory has been sold, and Arch Coal shall provide an accounting to ADA pursuant to Section 4.3 for all periods preceding termination and another accounting for each quarterly post-termination period, within thirty (30) calendar days following the end of such periods, and shall pay all amounts due to ADA at the time of providing such accounting(s) to ADA, in the same amount as would have been due to ADA had this Agreement not been so terminated. In addition, upon termination, each party shall return or destroy the Confidential Information of the other party as directed by the Disclosing Party, and neither party shall use any reproduction, counterfeit, copy or colorable imitation of the other party’s Trademarks or undertake any other conduct which is reasonably likely to cause confusion, mistake or deception or which is likely to dilute the other party’s rights in and to its Trademarks.

10.5. No Waiver or Exclusive Remedy. Except as otherwise provided in Sections 3.1 and 3.2, termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms. A party’s right to terminate this Agreement, and any remedy sought by either party in connection with this Agreement, shall be without prejudice to any other right or remedy that such party may have at law or in equity.

10.6. Statements of Work. Either party may terminate a Statement of Work upon written notice to the other party if the other party fails to make a payment by the date on which such payment is due in accordance with such Statement of Work and fails to correct such failure within five (5) business days following written notice specifying such failure. Either party may terminate a Statement of Work upon written notice to the other party if the other party materially breaches any other material term of such Statement of Work and, if such breach is capable of being corrected within such time period, fails to correct such breach within thirty (30) calendar days following written notice specifying such breach. Each party shall notify the other party within ten (10) calendar days of its becoming aware of any breach of the terms of a Statement of Work by the other party. Termination of a Statement of Work shall not affect this Agreement, and breach of a Statement of Work shall not constitute a material breach of this Agreement.

11. GENERAL

11.1. Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law provisions. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and the parties hereby irrevocably agree to submit to personal jurisdiction and venue of such court. The parties hereby expressly waive the right to a trial by jury in any action or proceeding brought by or against either of them relating to this Agreement.

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11.2. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

11.3. Assignment. Neither party may assign, transfer, delegate or otherwise dispose of this Agreement or any right or obligation hereunder (by operation of law or otherwise) without the other party’s prior consent, which shall not be unreasonably withheld or delayed, except that either may assign or transfer this Agreement and any of its rights or obligations hereunder to any entity that purchases all or substantially all of the assets or business of such party to which this Agreement relates and to any successor of such party. Any attempted assignment or transfer prohibited by the foregoing shall be null and void. Subject to the foregoing, this Agreement shall inure to the benefit of and bind the parties’ successors and permitted assigns.

11.4. Modification; Waiver. No amendment or modification to this Agreement shall be valid or binding upon the parties unless in writing and signed by an authorized representative of each party. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by any party of any of the covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. No consent or waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party giving the consent or against which such waiver or discharge is sought to be enforced.

11.5. Relationship. Arch Coal and ADA intend by this Agreement to establish the relationship of independent contractors and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them.

11.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same business day if delivered personally or sent by facsimile with confirmation of receipt, on the next business day if sent by overnight courier, or on the earlier of actual receipt as shown on the registered receipt or five business days after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth below (or at such other address for a party as is specified by like notice):

If to Arch Coal, to:	Arch Coal, Inc.
One City Place, Suite 300
St. Louis, MO 63141
Attn: Dave Peugh
Telephone: (314) 994-2700
Facsimile No.: (314) 994-2734

with a copy to:	General Counsel (at address above)

If to ADA, to:	ADA-ES, Inc.
8100 SouthPark Way, Unit B
Littleton, CO 80120
Attn: Senior Vice President and CFO
Telephone: (303) 734-1727
Facsimile No: (303) 734-0330

with a copy to:	Julie Herzog, Esq.
Schuchat, Herzog & Brenman, LLC
1900 Wazee Street, Suite 300
Denver, CO 80202
Telephone: (303) 295-9707
Facsimile No: (303) 295-9701

11.7. Headings. The section and paragraph headings and captions used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.

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11.8. Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement. Signatures to this Agreement may be transmitted by facsimile or email, and such transmission shall be deemed a valid original.

11.9. Force Majeure. If either party is prevented or delayed in the performance of any of its obligations (other than a payment obligation) by Force Majeure and gives written notice thereof to the other party within twenty (20) days of the first day of such events specifying the matters constituting Force Majeure, then such party will be excused from the performance or punctual performance, as the case may be, so long as such cause of prevention or delay continues. A party’s notice of a Force Majeure shall include full particulars thereof (including its best estimate of the likely extent and duration of the interference with its activities). The party experiencing a Force Majeure shall use its reasonable efforts to mitigate the effect created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation (other than a payment obligation) under this Agreement is delayed owing to a Force Majeure for more than ninety (90) calendar days in any one hundred and twenty (120) consecutive calendar day period, the parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement or a Statement of Work.

11.10. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and permitted assigns.

11.11. Press Releases. The parties shall cooperate with each other on press releases and similar communications regarding the non-confidential subject matter of this Agreement. The parties shall jointly prepare a press release announcing the general terms of this Agreement for issuance within one business day after the Effective Date.

11.12. Non-Solicitation. Each party covenants and agrees that, during the term of this Agreement and for one year thereafter, it will not, and it will cause its officers, employees, agents and representatives not to, directly or indirectly, solicit for hire or engagement (other than via general or industry advertising) any employee of the other party or any person who was an employee of the other party during the six months prior to such solicitation or induce or attempt to induce any such person to violate the terms of his or her employment contract with the other party.

11.13. Specific Performance. Each of the parties hereto acknowledges and agrees that the other party will be irreparably damaged in the event of a breach of the provisions of Sections 5, 11.3 or 11.12 hereof, and damages at law would be an inadequate remedy. Therefore upon such a breach or threatened breach by either party of such provisions, the other party shall be entitled, in addition to all other rights and remedies available to it, to equitable remedies for such actual or threatened breach, without being required to show any monetary damages or to post any bond or other security (to the extent so permitted by applicable law), including injunctive relief or a decree for specific performance of such provisions.

11.14. Export. Notwithstanding any rights, license or privileges specified in this Agreement, Arch Coal shall not export any Technology provided by ADA hereunder, without first obtaining any required licenses to so export from the United States Government, and shall comply with all laws, rules and regulations applicable to the export or reexport of such Technology.

11.15. Entire Agreement. This Agreement is the final, complete and exclusive agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter.

11.16. Further Assurances. Subject to the terms and conditions hereof, each of the parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable law. From time to time, each party or its Affiliates (as appropriate) will execute and deliver such further instruments and take such other action as may reasonably be required to more effectively carry out the purposes of this Agreement.

ADA-ES – Arch Coal Development and License Agreement

Confidential and Proprietary

11.17. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a person or entity are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable

11.18. Bankruptcy Code Stipulation. With respect to the licenses granted by ADA to Arch Coal under this Agreement, the parties agree that, for purposes of 11 U.S.C. § 365(n), this Agreement shall be deemed to be an executory contract under which ADA is the “licensor” and Arch Coal is the “licensee”. With respect to all other provisions of this Agreement, the parties agree that, for purposes of 11 U.S.C. § 365(n), this Agreement shall be deemed to be an agreement supplementary to such executory contract.

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ADA-ES – Arch Coal Development and License Agreement

Confidential and Proprietary

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ARCH COAL, INC.		ADA-ES, INC.

By:	/s/ David B. Peugh	By:	/s/ Mark H. Mckinnies
Name:	David B. Peugh	Name:	Mark H. McKinnies
Title:	Vice President – Business Development	Title:	Senior Vice President and Chief Financial Officer

ADA-ES – Arch Coal Development and License Agreement

Confidential and Proprietary

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) is entered into between ADA-ES, Inc., a Colorado corporation (“ADA”) and Arch Coal, Inc., a Delaware corporation (“Arch Coal”), on             , 201  , under the terms of the Development and License Agreement between ADA and Arch Coal dated June 25, 2010 (“Agreement”). Any capitalized term not otherwise defined herein shall have the same meaning set forth in the Agreement.

A. Services to be provided and scheduled start and completion dates:

The project will have three phases.

a.	Phase 1 – ADA will execute a plan to evaluate and perform limited testing of the Existing Technology, determine adequacy of supply of Additives and prepare a scope, budget and schedule for Phase 2. Phase 1 is described in more detail below and will be paid for and primarily performed by ADA.

b.	Phase 2 – As requested and approved by Arch Coal, to include (a) full scale demonstrations of the Licensed Technology at one or more Arch Coal-supplied utilities,(b) steps to secure sources of Additives as determined necessary, (c) design of commercial installations and (d) preparation of a budget and schedule for Phase 3. ADA would provide its services for this phase to Arch on a preferred rate basis.

c.	Phase 3 – As requested and approved by Arch Coal, to include commercialization and permanent installation of systems for Arch Coal to apply the Licensed Technology in the Territory as determined by Arch Coal. ADA would provide its services for this phase to Arch Coal on a preferred rate basis.

To the extent that ADA proceeds with any plans to license Existing Technology to third parties Outside the Field of Use, ADA will pay for all related costs, or if ADA proceeds with any plans to license Developed Technology to third parties Outside the Field of Use, each of ADA and Arch Coal shall pay for their proportional share of such costs based on the relative benefits to ADA and Arch Coal of such Developed Technology.

At Arch Coal’s written request, ADA shall provide training to personnel of Arch Coal at standard hourly rates for the ADA employees providing such training. Arch Coal shall reimburse ADA for reasonable travel expenses incurred by ADA personnel in providing such training.

B. Coordinators:

The Coordinator for Arch Coal shall be                     , and the Coordinator for ADA shall be Richard J. Schlager.

C. Use of Name, Logo and Trademarks:

[specify]

D. Comments and Special Instructions:

E. Phase 1 Scope, Budget and Schedule

Phase 1 activities will include the following tasks:

1. Develop Customers for Enhanced Coal. Prepare an assessment of Arch Coal’s existing and anticipated customers and the emission control regulations they are believed to be subject to. Determine the most likely near-term and longer-term candidates for Enhanced Coal. Market Enhanced Coal to near-term prospects with a goal of selling Enhanced Coal in the *.

2. Assess Additives Performance. As utilities become concerned about complying with new regulations, ADA continually is requested to conduct testing for these utilities on a contract basis. As such test projects develop, ADA will look for opportunities to include testing of the Existing Technology.

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

In addition, ADA has several on-going test projects that will be assessed for including testing of the Existing Technology. Data that is generated from these projects that are relevant to this Agreement will be made available to Arch Coal.

Arch Coal may also be aware of customers that are desirous of evaluating emission control technologies. In such situations, ADA and Arch Coal will work together to promote testing at these plants.

3. Theoretical Modeling of the * Effect. ADA will perform theoretical modeling of the * Effect (see Schedule 1 for a description of the * Effect). This task will include computational fluid dynamic models of boiler configurations as needed and chemical reaction/kinetics models of the chemical processes that are theorized to be working between *. This task will aid in identifying the * under which the technology is theorized to be most effective.

4. Evaluate Arch Coals for Key Additive Components. This task involves an evaluation of various Powder River Basin coals within Arch Coal’s organization for constituents that may play a role in emission reduction mechanisms. It may also be of interest to evaluate exploration coals that Arch Coal has an interest in developing. A database will be established that will document the characteristics of the coals. Coal samples will be archived and retained in the event additional analysis is deemed worthwhile in the future.

5. Prepare a Scope of Work, Schedule and Budget for Phase 2. Phase 2 is envisioned to include full scale demonstrations of the Licensed Technology at one or more Arch Coal-supplied utilities, terminals and mines, design of commercial installations and preparation of a budget and schedule for Phase 3. ADA and Arch Coal will coordinate closely in this task to assure that Arch Coal interests and needs are addressed during the Phase 2 demonstration work.

6. Coordination and Review Meetings. ADA and Arch Coal will hold regular quarterly meetings during Phase 1 to coordinate the work flow and review progress of the Phase 1 work.

The Phase 1 work is expected to take *.

*

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

AGREED TO:		AGREED TO:

ARCH COAL, INC.		ADA-ES, INC.

By:	/s/ David B. Peugh	By:	/s/ Mark H. McKinnies
Name:	David B. Peugh	Name:	Mark H. McKinnies
Title:	Vice President – Business Development	Title:	Senior Vice President and Chief Financial Officer

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

EXHIBIT B-1

ADA-ES, INC. AFFILIATES

ADA Environmental Solutions, LLC	100%

Clean Coal Solutions LLC (50%) and its majority owned subsidiaries:
AEC-NM, LLC
AEC-TH, LLC

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

EXHIBIT B-2

ARCH COAL, INC. AFFILIATES

Arch Reclamation Services, Inc.	100%

Arch Western Acquisition Corporation	100%

Arch Western Resources, LLC	99%

Arch of Wyoming, LLC	100%
Arch Western Finance LLC	100%
Arch Western Bituminous Group LLC	100%
Canyon Fuel Company, LLC	65%*
Mountain Coal Company, LLC	100%
Thunder Basin Coal Company, L.L.C.	100%
Triton Coal Company, L.L.C.	100%

Ark Land Company	100%
Western Energy Resources, Inc.	100%
Ark Land KH, Inc.	100%
Ark Land LT, Inc.	100%
Ark Land WR, Inc.	100%

Allegheny Land Company	100%

Apogee Holdco, Inc.	100%

Arch Coal Sales Company, Inc.	100%
Arch Energy Resources, LLC	100%

Arch Coal Terminal, Inc.	100%

Arch Development, LLC	100%

Arch Receivable Company, LLC	100%

Ashland Terminal, Inc.	100%

Canyon Fuel Company, LLC	35%*

Catenary Coal Holdings, Inc.	100%
Cumberland River Coal Company	100%
Lone Mountain Processing, Inc.	100%

Catenary Holdco, Inc.	100%

Coal-Mac, Inc.	100%

Energy Development Co.	100%

Hobet Holdco, Inc.	100%

Jacobs Ranch Holdings I LLC	100%
Jacobs Ranch Holdings II LLC	100%
Jacobs Ranch Coal LLC	100%

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

Mingo Logan Coal Company	100%

Mountain Gem Land, Inc.	100%

Mountain Mining, Inc.	100%

Mountaineer Land Company	100%

Otter Creek Coal, LLC	100%

P.C. Holding, Inc.	100%

Prairie Holdings, Inc.	100%
Prairie Coal Company, LLC	100%

Saddleback Hills Coal Company	100%

*	NOTE: Canyon Fuel is listed in two places

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

EXHIBIT C

SUPPLY AGREEMENT

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

SCHEDULE 1

Existing Technology means the Technology that extends the “* Effect” to PRB coals, which results in significant reductions of mercury emissions when PRB coals are burned.

The * Effect was observed in 2004 during a test where coal from Arch’s * mine (*). Measurements showed a reduction in mercury emissions when the blended coal was burned (Figure 1). Additional testing confirmed the effect at other power plants and also showed that the effect could not be reproduced by other * coals. Upon investigation it was discovered that the * coal contained * when compared to other coals (Figure 2).

The * Effect forms the basis for the Existing Technology where iodine is added to coals to promote reductions in mercury emissions. As part of development of another technology, ADA has obtained additional data on the * Effect. The limited testing of the Existing Technology has been tested at three other power plants with repeatable and excellent results (Figure 3).

*

Figure 1. * Effect

*

Figure 2. Comparison of Coal Characteristics

*

Figure 3. *

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.

SCHEDULE 2

TOXIC METALS INCLUDED IN HAPs

List of HAPs Metals as reported by the EPA

*

Development and License Agreement

ADA-ES, Inc. and Arch Coal, Inc.